Exhibit 10.4

AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 30th day of December, 2008, by and between AMERIS BANCORP, a Georgia corporation (“Employer”), and JON S. EDWARDS, an individual resident of the State of Georgia (“Executive”).

W I T N E S S E T H:

WHEREAS, Employer and Executive have entered into that certain Executive Employment Agreement dated as of July 1, 2003 (the “Agreement”);

WHEREAS, Employer and Executive wish to amend the Agreement as provided herein to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain other conforming revisions; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meanings given to such terms in the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:

1. Amendments to Agreement.  The Agreement is hereby amended as follows:

(a) The Agreement is amended by replacing all references therein to “South Regional Executive” with “Executive Vice President and Director of Credit
Administration”.

(b) The Agreement is amended by adding the following sentence to the end of Subsection 5(B) thereof:

“Any Annual Bonus earned and payable to Executive shall be paid on or after January 1, but not later than March 15, of the calendar year following the calendar year for which such Annual Bonus is earned.”

(c) The introductory paragraph of Subsection 9(B) of the Agreement, immediately preceding Subsection 9(B)(1) of the Agreement, is amended and restated in its entirety as follows:

“(B)           Executive may terminate his employment with Employer for good reason; provided, however, that Executive shall not have good reason for termination pursuant to this Subsection 9(B) unless Executive gives written notice of termination for good reason within thirty (30) days after the event giving rise to good reason occurs, Employer does not correct the event that constitutes good reason, as set forth in Executive’s notice of termination, within thirty (30) days after the date on which Executive gives written notice of termination and Executive terminates employment within sixty (60) days after the occurrence of the event that constitutes good reason.  For purposes of this Subsection 9(B), “good reason” for termination shall mean that any one or more of the following events has occurred, without Executive’s express written consent:”

(d) Subsection 9(B)(6) of the Agreement is amended and restated in its entirety as follows:

“(6)           [Intentionally omitted.]”

(e) Subsection 9(E) of the Agreement is amended and restated in its entirety as follows:

“(E)           For purposes of this Agreement, a “Change of Control” shall have occurred if:

(1)           a majority of the directors of Employer shall be persons other than persons:  (a) for whose election proxies shall have been solicited by the Board, or (b) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships;

(2)           twenty-five percent (25%) of the outstanding voting power of Employer shall have been acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto) by any person (other than Employer, a subsidiary of Employer or Executive) or by any two or more persons acting as a partnership, limited partnership, syndicate or other group acting in concert for the purpose of acquiring, holding or disposing of any voting stock of Employer (hereinafter a “Group”), which Group does not include Executive; or

(3)           there shall have occurred:

        (a)      a merger or consolidation of Employer with or into another corporation (other than (i) a merger or consolidation with a subsidiary of Employer or (ii) a merger or consolidation in which (x) the holders of voting stock of Employer immediately prior to the merger as a class continue to hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent and (y) all holders of each outstanding class or series of voting stock of Employer immediately prior to the merger or consolidation have the right to receive substantially the same cash, securities or other property in exchange for their voting stock of Employer as all other holders of such class or series);

        (b)     a statutory exchange of shares of one or more classes or series of outstanding voting stock of Employer for cash, securities or other property;

        (c)     the sale or other disposition of all or substantially all of the assets of Employer (in one transaction or a series of transactions); or

        (d)    the liquidation or dissolution of Employer;

unless twenty-five percent (25%) or more of the voting stock (or the voting equity interest) of the surviving corporation or the corporation or other entity acquiring all or substantially all of the assets of Employer (in the case of a merger, consolidation or disposition of assets) or of Employer or its resulting parent corporation (in the case of a statutory share exchange) is beneficially owned by Executive or a Group that includes Executive.”

(f) The last sentence of Subsection 10(B) of the Agreement is amended by adding to the end of clause (3) of such sentence, and immediately before the semicolon at the end of such clause, the following:

“in a lump sum on or after January 1, but not later than March 15, of the calendar year following the calendar year in which the Date of Termination occurs”

(g) Section 11 of the Agreement is amended and restated in its entirety as follows:

“11.                      Restrictive Covenants.

(A)           Executive acknowledges that (1) Employer has separately bargained and paid additional consideration for the restrictive covenants herein; and (2) Employer will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of Employer and the irreparable injury that would befall Employer should Executive breach such covenants.

(B)           Executive further acknowledges that his services are of a special, unique and extraordinary character and that his position with Employer will place him in a position of confidence and trust with employees of Employer and its subsidiaries and affiliates and with Employer’s other constituencies and will allow him access to trade secrets and confidential information concerning Employer and its subsidiaries and affiliates.

(C)           Executive further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 11 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

(D)           Having acknowledged the foregoing, Executive covenants and agrees with Employer as follows:

(1)           For a period of two (2) years after the termination of Executive’s employment by Employer for any reason or for no reason, Executive shall not divulge or furnish any confidential information of Employer acquired by him while employed by Employer to any person, firm or corporation, other than to Employer or its subsidiaries or upon its or their written request, or use any such confidential information (which shall at all times remain the property of Employer) directly or indirectly for Executive’s own benefit or for the benefit of any person, firm or corporation other than Employer.  For purposes hereof, the term “confidential information” shall mean Employer’s and its subsidiaries’ non-public, confidential or proprietary information, including, without limitation, any and all tangible and intangible information, whether oral, in writing or in any other medium, whether developed by Executive or furnished to Executive by third parties at the direction of Employer, concerning the policies, plans, procedures or customers of Employer or its subsidiaries or the business, financial condition, operations, assets, liabilities and contingencies of Employer or its subsidiaries.

(2)           Executive hereby agrees that he will not directly or indirectly disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than Employer and its subsidiaries any trade secrets (as defined in §10-1-761 of the Official Code of Georgia Annotated) of Employer or any of its subsidiaries for as long as they remain trade secrets.

(3)           While Executive is employed by Employer and for a period of one (1) year after termination of Executive’s employment (a) by Employer for any of the reasons set forth in Subsection 9(A) of this Agreement, or (b) by Executive pursuant to Section 4 or Subsection 9(C) of this Agreement, Executive shall not (except on behalf of or with the prior written consent of Employer), on Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, directly or by assisting others, any Banking Business (as hereinafter defined) from any of the customers of Employer or its subsidiaries, including actively sought prospective customers, with whom Executive has or had material contact during the last two (2) years of Executive’s employment, for purposes of providing products or services that are competitive with those provided by Employer or its subsidiaries.  The term “Banking Business” shall mean the business conducted by Employer and its subsidiaries, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans.

(4)           While Executive is employed by Employer and for a period of two (2) years after termination of Executive’s employment (a) by Employer for any of the reasons set forth in Subsection 9(A) of this Agreement, or (b) by Executive pursuant to Section 4 or Subsection 9(C) of this Agreement, Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Employer, engage in any business which is the same as or essentially the same as the Banking Business within a fifty (50) mile radius of Moultrie, Georgia.

(5)           While Executive is employed by Employer and for a period of one (1) year after termination of Executive’s employment (a) by Employer for any of the reasons set forth in Subsection 9(A) of this Agreement, or (b) by Executive pursuant to Section 4 or Subsection 9(C) of this Agreement, Executive will not on Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away, or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of Employer or its subsidiaries, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

(6)           If Executive’s employment by Employer is terminated for reasons other than those set forth in Subsection 9(B) of this Agreement, and Executive subsequently (a) solicits, diverts or appropriates, or attempts to solicit, divert or appropriate, directly or by assisting others, on Executive’s own behalf or in the service or on behalf of others, any Banking Business from any of the customers of Employer or its subsidiaries, including actively sought prospective customers, with whom Executive has or had material contact during the last two (2) years of Executive’s employment, for purposes of providing products or services that are competitive with those provided by Employer or its subsidiaries, (b) engages, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Employer, in any business which is the same as or essentially the same as the Banking Business within a fifty (50) mile radius of Moultrie, Georgia, or (c) solicits, recruits or hires away, or attempts to solicit, recruit or hire away, directly or by assisting others, on Executive’s own behalf or in the service or on behalf of others, any employee of Employer or its subsidiaries, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, then, in addition to any other remedies available to Employer hereunder, Employer may immediately terminate and shall not be required to continue on behalf of the Executive or his dependents and beneficiaries any compensation provided for herein (including, without limitation, Base Compensation and any Annual Bonus) and any employee benefit, retirement and compensation plans and other prerequisites provided in Section 6 hereof other than those benefits that Employer may be required to maintain for Executive under applicable federal or state law.

(7)           If Executive’s employment is terminated for any of the reasons set forth in Subsection 9(B) of this Agreement, then Executive may thereafter (a) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, directly or by assisting others, on Executive’s own behalf or in the service or on behalf of others, any Banking Business from any of the customers of Employer or its subsidiaries, including actively sought prospective customers, with whom Executive has or had material contact during the last two (2) years of Executive’s employment, for purposes of providing products or services that are competitive with those provided by Employer or its subsidiaries, (b) engage, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Employer, in any business which is the same as or essentially the same as the Banking Business within a fifty (50) mile radius of Moultrie, Georgia, or (c) solicit, recruit or hire away, or attempt to solicit, recruit or hire away, directly or by assisting others, on Executive’s own behalf or in the service or on behalf of others, any employee of Employer or its subsidiaries, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will; provided, however, that if Executive engages in the activities described in clause (a), (b) or (c) of this Subsection 11(D)(7), then Employer may immediately terminate and shall not be required to continue on behalf of Executive or his dependents and beneficiaries any compensation provided for herein (including, without limitation, Base Compensation, any Annual Bonus and any payments pursuant to Subsection 10(B) hereof) and any employee benefit, retirement and compensation plans and other perquisites provided in Section 6 hereof other than those benefits that Employer may be required to maintain for Executive under applicable federal or state law.

(8)           If Executive’s employment by Employer is terminated for any reason or for no reason, Executive will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other confidential information or documents of Employer or its affiliates in the possession or control of Executive, all of which writings are and will continue to be the sole and exclusive property of Employer or its affiliates, as the case may be.

(E)           Executive acknowledges that irreparable loss and injury would result to Employer upon the breach of any of the covenants contained in this Section 11 and that damages arising out of such breach would be difficult to ascertain.  Executive hereby agrees that, in addition to all other remedies provided at law or in equity, Employer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of any covenant contained in this Section 11, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach.  In the event that the provisions of this Section 11 should ever be deemed to exceed the time, geographic or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum extent permitted thereby.”

(h) The proviso included in the last sentence of Section 12 of the Agreement is amended and restated in its entirety as follows:

“provided, however, that if within thirty (30) days after any such Notice of Termination is given with respect to termination of employment for cause, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual agreement of the parties, by arbitration or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).”

(i) The second and third sentences of Subsection 13(A) of the Agreement are amended and restated in their entirety as follows:

“Employer shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.”

(j) The third and fourth sentences of Subsection 13(D) of the Agreement are amended and restated in their entirety as follows:

“Employer shall reduce or eliminate the Payments in any one taxable year of Employer by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Section 162(m) Determination (as hereinafter defined).  For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.”

(k) The Agreement is amended by adding the following as new Section 25 thereof:

“25.                      Compliance with Code Section 409A.

(A)           This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”).  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(B)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(C)           Notwithstanding any provision in this Agreement to the contrary, if, at the time of Executive’s separation from service with Employer, Employer has securities which are publicly traded on an established securities market, Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Employer (as determined under Section 409A).  If any payments are postponed pursuant to this Subsection 25(C), then such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Employer.  If Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.”

2. Existing Terms.  The existing terms and conditions of the Agreement shall remain in full force and effect except as such terms and conditions are specifically amended by, or conflict with, the terms of this Amendment.

3. Severability.  If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

4. Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without regard to the conflicts of laws principles thereof.

5. Counterparts.  This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.  Executed counterparts may be delivered via facsimile transmission.

IN WITNESS WHEREOF, Executive has executed and delivered this Amendment, and Employer has caused this Amendment to be executed and delivered by its duly authorized officer, all as of the day and year first above written.

AMERIS BANCORP

By:
/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.,
President and Chief Executive Officer

/s/ Jon S. Edwards
Jon S. Edwards